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June 6, 2000

Dan R. Cook
President and CEO
USTMAN Technologies, Inc.
12265 W. Bayaud Avenue, #110
Lakewood, Colorado 80228

Gentlemen:

Danaher Corporation ("Danaher" or "Buyer") is pleased to confirm our interest in USTMAN Technologies, Inc. ("USTMAN" or "Seller"). Danaher's offer for substantially all of USTMAN's assets, plus the assumption of certain liabilities, is $17.35 million. Specifically, Danaher will assume certain liabilities of USTMAN, other than funded indebtedness, set forth on USTMAN's financial statements, accounts payables incurred by USTMAN in the ordinary course of business that are outstanding on the closing date and that were incurred after the date of USTMAN's financial statements, and other liabilities as mutually agreed. Buyer intends to acquire Seller through Veeder-Root Company or one of Buyer's wholly-owned affiliates.

This transaction is contingent on regulatory approval, if applicable, and satisfactory due diligence. Further, this offer is subject to the negotiation and execution of a mutually acceptable definitive purchase agreement. Such definitive purchase agreement shall contain normal representations, warranties, covenants and conditions concerning the conduct of the business and the accuracy of its financial statements, as well as customary deal protection mechanisms. Both parties agree that the contents of this letter agreement will be kept in the strictest of confidence and discussed only with key management and advisors on a need-to-know basis. Both parties further agree that no press release will be issued until a definitive purchase agreement is completed and executed. Notwithstanding the foregoing, Buyer and Seller agree that Seller and Veeder-Root Company will issue press releases upon the filing of a Schedule 13D by Sagaponack Partners, L.P. describing its purchase of (or intent to purchase) additional interests in the Seller and of Sagaponack's intentions with respect thereto. Buyer and Seller shall have an opportunity review and approve the form of the Press Releases and Sagaponack agrees to allow Buyer and Seller an opportunity to review and comment on the proposed Schedule 13D filing in advance of such filing or release.

This letter agreement between the parties is contingent upon the satisfaction or verification of the following assumptions:

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Dan R. Cook
June 6, 2000
Page 2 of 5


         1. December 31, 1999 balance sheet "cash and debt-free net equity" of $7.6 million. For purposes of this calculation, the term "cash and debt-free net equity" shall mean shareholders' equity less cash and cash equivalents plus current and long term debt. "Cash and debt-free net equity" will include certain other liabilities. The $17.35M purchase price will be increased by the amount, if any, that the closing balance sheet (on a comparable basis) is in excess of the December cash and debt-free net equity; conversely, the purchase price will be reduced by the amount, if any, that the closing balance sheet is less than the December cash and debt-free net equity.

         2. December 31, 1999, six month revenues of approximately $3.45 million and operating profit of $425,000 (before write-off of offering costs) in the same time period.

         3. Accuracy of all present and prior years' financial statements. FY 2000's financial statements may be subject to normal and consistent year-end adjustments. USTMAN will endeavor to provide Danaher with full access to its auditors and their USTMAN work papers as reasonably requested.

         4. Danaher shall assume all of USTMAN's service contracts, subject to the consent of the third parties to these contracts, and USTMAN agrees to work with Danaher, in good faith, to effect the assignment of all such service contracts to Danaher.

         5. USTMAN will continue to conduct business as usual during the period through to closing and not engage in any reorganization, merger or other transaction out of the ordinary course of business. There will be no dividends paid to shareholders during this time.

         6. There are no material adverse changes in the business of USTMAN including no material adverse changes in customer relationships.

         7. USTMAN, Sagaponack Partners, L.P. ("Sagaponack") and Danaher will negotiate in good faith with one another in an effort to enter into a definitive purchase agreement. Following the date of this letter and until the termination of this letter agreement, Seller and Sagaponack Partners, L.P. shall not, directly or indirectly
              (i) initiate, solicit or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, or business combination of Seller, or the sale of all or substantially all of its assets, or the sale of shares of capital stock of Seller, including, without limitation, by way of a tender offer or exchange


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Dan R. Cook
June 6, 2000
Page 3 of 5

              offer by any person or entity (any of the foregoing inquiries or proposals being referred to in this letter agreement as an "Acquisition Proposal"), (ii) engage in negotiations or discussions concerning, or provide to any person or entity any confidential information or data relating to Seller for the purposes of, or otherwise cooperate with or assist or participate in, facilitate or encourage, any inquiries or the making of any Acquisition Proposal, (iii) agree to, approve or recommend any Acquisition Proposal, or (iv) take any other action that may lead to an Acquisition Proposal or that are otherwise inconsistent with the obligations and commitments assumed by Seller pursuant to this
              Section 7 provided, however, that nothing contained in this letter agreement shall prevent Seller or its Board of Directors from furnishing confidential information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written Acquisition Proposal to Seller or its stockholders, if and only to the extent that the Board of Directors of Seller determines in good faith (after consultation with outside legal counsel) that such action is required for such Board of Directors to comply with its fiduciary duties to stockholders under applicable law. Seller and Sagaponack Partners, L.P. shall (i) promptly notify Buyer in writing after receipt by Seller or any of its subsidiaries or their respective officers, directors, employees, representative or agents of any Acquisition Proposal or any inquiries indicating that any Person is considering making or wishes to make an Acquisition Proposal, which notification shall be in writing and shall contain the principle financial terms of such Acquisition Proposal and the identity of the Person making any such Acquisition Proposal, and (ii) promptly notify Buyer in writing after receipt of any request for Confidential Information relating to it or for access to its properties, books or records by any person that may be considering making, or has made, an Acquisition Proposal.

         8. Formal approval of the final purchase agreement by the Danaher and USTMAN Board of Directors and/or shareholders, as applicable.

         9. Danaher shall offer employment to Dan Cook and Jim Grant at no less than each of their respective levels of current compensation. Other USTMAN employees that receive continued offers of employment from Danaher will receive offers at comparable levels to their current compensation, alternatively, Danaher will provide for severance to those employees who are not offered continued employment.

         10.  Any necessary governmental or regulatory approvals.

         11. In addition, USTMAN and Sagaponack Partners, L.P. and Danaher agree to


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Dan R. Cook
June 6, 2000
Page 4 of 5


the following termination and termination fee provisions, which shall be binding and enforceable on all parties, and shall be incorporated into the definitive purchase agreement:

                  (a) This letter agreement may be terminated at any time, whether before or after Buyer or Seller enter into a definitive agreement or before or after approval of the definitive agreement by Seller's stockholders or its or Buyer's Board of Directors, solely:

                           (i) upon mutual agreement of USTMAN and Danaher;

                           (ii) by Seller, on the one hand, or by Buyer, on the
other hand, if the closing of the acquisition described in this letter agreement shall not have occurred on or before 5:00 p.m. Washington, D.C. time on September 30, 2000, provided that the right to terminate this letter agreement shall not be available to either party whose material misrepresentation, material breach of warranty or material failure to fulfill any obligation under this letter agreement has been the cause of, or resulted in, the failure of the closing to occur before such date; or

                           (iii) if Sagaponack is the beneficial owner of in
excess of 50% of the Company's issued and outstanding voting securities, by either Seller or Buyer if the stockholder approval has not been obtained on or before September 1, 2000 at either (x) a Seller Stockholders Meeting, as applicable, or (y) by majority consent of the USTMAN stockholders in lieu of a meeting; or

                           (iv) prior to September 30, 2000, by Seller pursuant
to the provisions of section 7 above for the purposes of pursuing an Acquisition Proposal or in the event that Seller consummates a transaction in violation of the provisions of Section 7 above.

                  (b) If this letter agreement is terminated pursuant to the termination provisions in clauses (iii) or (iv) above, then Seller shall pay to Buyer a termination fee equal to $1,000,000 in cash and the reasonable out-of-pocket expenses (not to exceed $75,000) incurred by Buyer in connection with this letter agreement and the negotiation of a definitive agreement, which shall be payable within ten (10) days from termination of this letter agreement. Additionally, if Sagaponack is unable to obtain beneficial ownership of more than 50% of the Company's issued and outstanding voting securities prior to September 1, 2000, and this letter agreement or a definitive agreement is terminated, then Seller, within ten (10) days from termination of this letter agreeement or a definitive agreement, shall reimburse Buyer its reasonable out-of-pocket expenses (not to exceed $75,000) incurred by Buyer in connection with this letter agreement and the negotiation of a definitive agreement. The termination fee provisions set forth in this letter agreement are an integral part of the transaction and constitute liquidated damages


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Dan R. Cook
June 6, 2000
Page 5 of 5


in the event of the occurrence of the circumstances specified in this section and not a penalty and constitute the sole and exclusive remedies of the Buyer hereunder. In the event of the termination of this letter agreement, the letter agreement shall forthwith become void, and there shall be no liability or obligation on the part of any party hereto or its officers, directors or shareholders. Notwithstanding the foregoing sentence, (i) the provisions of this section and the confidentiality agreement previously signed between the parties shall survive any termination of this letter agreement and (ii) each party shall remain liable for any breach of this letter agreement prior to its termination.

This letter agreement supercedes and replaces in its entirety the letter agreement between the parties dated April 4, 2000.

We look forward to working with you. Please forward your response as soon as possible, so that we may begin our due diligence in a timely fashion.

Sincerely,

DANAHER CORPORATION


         By:  /s/ Daniel L. Comas
            ----------------------------------
         Daniel L. Comas
         Vice President Corporate Development

         Please countersign below if these terms
         are acceptable.

         By:    /s/ Dan R. Cook                                 Date: 6/6/00
             ---------------------------------
               Dan R. Cook
               USTMAN Technologies, Inc.

         Solely with respect to the provisions
         of Sections 7 and 11 above.

         Sagaponack Partners, L.P.
         a Delaware Limited Partnership
         By its General Partner
         RSP Capital, L.L.C.

         By:  /s/ Barry Rosenstein                              Date: 6/6/00
             ---------------------------------
               Barry Rosenstein